Exhibit 99.1

Biostage Closes $1 Million Private Placement at a price of $3.31 per Share.

Holliston, MA – February 20, 2018 - Biostage, Inc. (OTCQB: BSTG), a biotechnology company developing bioengineered organ implants to treat conditions of the esophagus, bronchus and trachea, today announced the previously disclosed Securities Purchase Agreement with Jinhui Liu has fully funded and closed. Mr. Liu purchased in a private placement 302,115 shares of the Company’s common stock, par value $0.01 per share at a purchase price of $3.31 per share for gross proceeds to the Company of $1,000,000. The shares were sold without warrants.

Biostage CEO Jim McGorry commented “This most recent round of funding, builds on the December 2017 funding and the January investment from Connecticut Children’s to demonstrate Biostage’s continuing ability to fund our technologies through upcoming scientific and clinical milestones and key value inflection points. We believe tht Mr. Liu’s investment at market price and without warrants, indicates that investors are once again seeing the medical value in our technology and it’s broad market opportunities.”

About Biostage, Inc.

Biostage is a biotechnology company developing bioengineered organ implants based on the Company's Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to development expectations and regulatory approval of any of the Company’s products, including those utilizing its Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, including those utilizing its Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:

Tom McNaughton

Chief Financial Officer

774-233-7300

tmcnaughton@biostage.com